Exhibit 99.1

Moxian, Inc. Announces Change of Record Date and Venue of Annual General Meeting of Stockholders

Shenzhen, China, August 8, 2017/ PRNewswire/ -- Moxian, Inc. (“Moxian” or the “Company”) (Nasdaq: MOXC), an offline-to-online (O2O) integrated social media platform operator, today announced a change of record date and venue of its 2017 Annual General Meeting of Stockholders (the “AGM”). The new record date for the AGM is August 30, 2017. To enable more stockholders to attend the event, the AGM will now be held at:

Room 6, 2nd Floor

Swissotel Beijing, Hong Kong Macau Center

No. 2 Chaoyangmen North Street

Dongcheng District, Beijing

China, 100027

The time and date of the AGM remain unchanged, at 10:00 AM local time on September 29, 2017, which is 10:00 PM ET on September 28, 2017.

About Moxian, Inc.

Founded in 2013 in Shenzhen, China with branch offices in Beijing, Malaysia, and Hong Kong, Moxian, Inc. is an offline-to-online (O2O) integrated platform operator. The Company’s “Moxian+” mobile App platform connects Users to Merchant Clients through games, rewards and social events that they enjoy and in return, Users provide valuable information that Merchant Clients can use to effectively promote products and services offered at their brick and mortar stores. More information about the Company can be found at www.moxian.com.

Forward-Looking Statements

This press release may contain information about Moxian’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Moxian encourages you to review other factors that may affect its future results in Moxian’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

At the Company

Victor Tuang
Phone: + 86 755 83580755

zhuang.gengyong@moxiangroup.com

Investor Relations

Tony Tian, CFA
Weitian Group LLC

Phone: +1-732-910-9692

moxc@weitian-ir.com